Exhibit 10.32

December 1, 2015

John B. Green

BY HAND DELIVERY

RePart-Time Employment

Dear Jack:

This letter memorializes certain mutual understandings with respect to your employment with Verastem, Inc. (the "Company"). Reference is made to the Employment Agreement between you the Company, dated as of March 10, 2013 (the "Employment Agreement"). This letter supplements (and, to the extent of any conflict, supersedes) the Employment Agreement.

We anticipate that, effective January 1, 2016, you will be employed on a part-time basis, working three (3) days per week at approximately sixty percent (60%) of your current full-time schedule. For so long as you continue to be employed by the Company on this part-time basis, the Company will pay you a base salary at the rate of $202,800, representing sixty percent (60%) of your base salary on the date of this letter (your "Current Base Salary"). You will continue to be employed on such part-time basis until otherwise agreed to in writing between you and the Company, or until your employment is terminated by you or the Company in accordance with Section 4 of the Employment Agreement.

Further, it is our shared understanding that in the event your employment with the Company is terminated (i) by the Company other than for Cause as defined in the Employment Agreement, or (ii) by you with or without Good Reason as defined in the Employment Agreement, such termination will be treated as a termination by the Company other than for Cause for all purposes. In the event of any such termination, for purposes of Section 5(a)(i) of the Employment Agreement your "then-current annual base salary" shall mean the base salary at the rate of $338,000, being one hundred percent (100%) of your base salary as of the date of this Letter.

The Company will reimburse you for your reasonable and actual legal fees incurred in connection with the negotiation of this letter following receipt of such substantiation and documentation of these expenses as may be reasonably requested by the Company.

This letter may not be modified or amended, and no breach will be deemed to be waived, except by a written agreement, signed by an authorized officer of the Company and by you. Except as expressly provided herein, your Employment Agreement will continue in full force and effect in accordance with its terms. This letter is a Massachusetts contract and will be governed and construed in accordance with the laws of the Commonwealth of Massachusetts, without regard to any conflict of laws principles that would result in the application of the laws of any other jurisdiction.

Very truly yours,

VERASTEM, INC.

/s/ Dan Paterson

Dan Paterson
Chief Operating Officer

Accepted and agreed:

/s/ John B. Green

John B. Green

Date:	12/1/2015